Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of January 15, 2020 and effective as of January 20, 2020 by and between FreeCast, Inc., a Florida corporation (the “Company”), and Roy Labrador, an individual (the “Executive”).

RECITALS:

A. The Company and the Executive seek to enter into this Employment Agreement dated as of January 15, 2020 (the “Initial Agreement”), effective January 20, 2020 through January 20, 2021.

B. Each of the Company and the Executive desires to enter into the Employment Agreement in accordance with the terms contained herein.

NOW, THEREFORE, in consideration of the Recitals, and the respective covenants and agreements of each of the Company and the Executive contained in this Agreement, each of the Company and the Executive agrees as follows:

ARTICLE I

Certain Definitions

The following terms shall have the following respective meanings when utilized in this Agreement:

“Agreement” shall have the meaning set forth in the Recital B.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, or is controlled by or is under common control with, such specified Person. For purposes of this definition, the concept of “control,” when used with respect to any specified Person, signifies the possession of the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or other equity or ownership interests, by contract or otherwise.

“Cause” means any of the following:

(a) any action by the Executive or any failure to act by the Executive which constitutes fraud, embezzlement, mis-appropriation, dishonesty or breach of trust;

(b) any action by the Executive which constitutes assault or any other act of violence;

(c) any action by the Executive which constitutes sexual harassment or discrimination on the basis of race, ethnicity, religion, gender or sexual preference;

(d) the Executive’s conviction or plea of guilty or nob o contendre to any felony whatsoever or to any misdemeanor if the sentence therefor includes incarceration;

(e) the Executive’s attendance at work in a state of intoxication or being found with any drug or substance possession which would constitute a criminal offense of any kind;

the Executive’s carrying out any activity or making any public statement which prejudices or diminishes the good name, reputation or standing of the Company or any its Affiliates or would cause any of them to be subjected to public contempt or ridicule;

(g) any action or failure to act by the Executive which constitutes a violation of law, including without limitation any violation of any federal or state securities laws;

(h) any breach or violation by the Executive of any or all of his material covenants or agreements set forth in this Agreement;

(i) any failure or refusal by the Executive to perform any or all of his material duties and responsibilities as an employee of the Company; or

(j) gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an employee of the Company.

“Warrants” shall have the meaning set forth in Section 5.1.

“Bonus” shall have the meaning set forth in Section 5.2.

“Employee Stock Option Program” shall have the meaning set forth in Section 5.3.

“Tax Related Items” shall have the meaning set forth in Section 5.1-3.

“Company” means FreeCast, Inc., a Florida corporation.

“Confidential Information” shall have the meaning set forth in Section 9.1(a).

“Disability” means any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company. If any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from any Disability, then, in such event, the Executive shall submit to the physical or mental examination of a licensed physician chosen solely by the Company, and such physician shall determine whether the Executive suffers from.

any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive. The entire cost of such examination shall be paid for solely by the Company.

“Executive” means Roy Labrador, an individual.

“Initial Agreement” shall have the meaning set forth in Recital A.

“Person” means any individual, person, sole proprietorship, company, corporation, partnership, limited liability company, joint venture, trust, association or other entity, or any combination of the foregoing.

“Policies” shall have the meaning set forth in Section 8.5.

“Restrictive Covenants” shall have the meaning set forth in Section 8.2.

“Salary” shall have the meaning set forth in Section 4.1.

“Term” shall have the meaning set forth in Section 3.1.

“Termination Date” means a specific date not less than fifteen nor more than forty-five days from and after the date of any Termination Notice upon which the Executive’s employment by the Company shall terminate.

“Termination Notice” shall mean a written notice which sets forth (a) the specific provision of this Agreement relied upon to terminate the Executive’s employment and (b) a Termination Date.

“Territory” means the United States of America and its territories and possessions. “Trade Secrets” shall have the meaning set forth in Section 9.1(b).

ARTICLE II
Employment

2.1 Employment. The Company employs the Executive and the Executive accepts such employment. Subject to the direction of the Board of Directors and the Chief Executive Officer, the Executive shall serve as the Executive Vice President of Telecommunication Sales of the Company. The Executive shall have such responsibilities, perform such duties and exercise such power and authority as may from time to time be delegated to him by the Board of Directors or the Chief Executive Officer or are inherent in, or incident to, such office. The Executive shall devote substantially all of his business time and attention and his best efforts to the diligent, professional and ethical performance of his duties as an employee of the Company.

2.2 Change in Position. If the Executive’s position with the Company shall change for any reason, then this Agreement shall terminate, and the provisions of Section 7.4 shall apply.

ARTICLE III
Term

3.1 Term. The term of the Executive’s employment by the Company shall be for a period of one year, commencing on January 20, 2020 and continuing through January 20, 2021 (the “Term”). Subsequent to January 20, 2021, the Term shall be automatically extended on a month-to-month basis. Notwithstanding the provisions of the immediately preceding sentences, the Executive’s employment by the Company may be terminated prior to the expiration of the initial Term or any extension thereof in accordance with the provisions of Article VII below.

ARTICLE IV
Salary

4.1 Salary. In full payment for the obligations to be performed by the Executive during the term of this Agreement, effective as of January 20, 2020, the Company shall pay to the Executive a salary (subject to applicable payroll and/or other taxes required by law to be withheld) equal to One Hundred & Eighty Thousand Dollars ($180,000.00) for the year ending January 20, 2020 (the “Salary”), per annum thereafter until a new extension is executed between the parties.

4.2 Payment of Salary. The Salary shall be paid to the Executive in installments from time to time on the same dates payments of salary and/or normal and customary payroll periods are generally made to all senior management employees of the Company.

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ARTICLE V
Incentives

5.1 Warrants. In order to induce the Executive to enter into this Employment Agreement and extend his employment through January 20, 2021, and perform his obligations thereunder; the Executive has executed and delivered to the Company a subscription agreement and the Company has issued to the Executive, Warrants to purchase an aggregate amount of Sixty Thousand (60,000) shares of its common stock, with a par value $0.0001 per share (the “Common Stock”), at a purchase price of One Dollar and Seventy Five Cents USD ($1.75) per share upon exercising said Warrants. The aforementioned Warrants shall vest immediately. The initial exercise period will begin June 20, 2020 and expire on June 20, 2021. Any such bonus shall be subject to applicable taxes required by law to be withheld.

5.2 Bonus. The Executive shall have the opportunity to earn a discretionary bonus on a monthly or quarterly basis as may be determined in the sole discretion of the Board of Directors of the Company. It is understood that the Executive and Company will meet collectively to structure the Bonus Program with the intention of a proposed five percent (5%) allowance for bonuses of gross sales paid to the Company, generated and delivered specifically by the Executive or collectively among additional parties or persons which the Executive may choose to include. This agreement may be amended upon determination of the specifications of the Bonus Program forthcoming, with the details of the proposed Bonus Program. Any such bonus shall be subject to applicable payroll and/or other taxes required by law to be withheld.

5.3 Employee Stock Option Program. The Executive shall have the opportunity to participate in a (ESOP) “Employee Stock Option Program” on an annual basis as may be determined and created by the Company, and at the sole discretion of the Board of Directors of the Company. Any earnings from such Employee Stock Option Program shall be subject to applicable taxes required by law to be withheld.

ARTICLE VI

Certain Fringe Benefits

6.1 Generally. The Executive may receive such benefits and participate in such benefit plans as are generally provided from time to time such as discounted group participation Medical / Health Insurance plans by the Company to its senior management employees; provided, however, that nothing contained in this Section 6.1 shall be construed to obligate the Company to provide any specific benefits to its respective senior management employees generally or to the Executive specifically.

6.2 Vacations. The Executive shall be entitled to three weeks’ vacation time on an annual basis in accordance with such policies as are from time to time adopted by the Company’s Board of Directors with respect to its senior management employees.

6.3 Business, Travel and Entertainment Expenses. Within a reasonable time, after the submission of appropriate receipts and other evidence by the Executive, the Company shall pay, or reimburse the Executive for, all reasonable business, travel and entertainment expenses incurred by the Executive in connection with the performance of his duties and responsibilities on behalf of the Company.

ARTICLE VII

Termination of Employment

7.1 Termination of Employment.

(a) Notwithstanding the provisions of Article III above, the employment of the Executive (i) shall automatically terminate upon the death of the Executive pursuant to the provisions of Section 7.2, (ii) may be terminated at any time by the Company pursuant to the provisions of Sections 7.3 or 7.4 and (iii) may be terminated at any time by the Executive pursuant to the provisions of Section 7.5.

(b) If the Company shall desire to terminate the Executive’s employment by the Company pursuant to any of the provisions of Sections 7.3 or 7.4 of this Agreement, then, in such event, the Company shall provide a Termination Notice to the Executive.

(c) If the Executive shall desire to terminate his employment by the Company pursuant to the provisions of Sections 7.5 of this Agreement, then, in such event, the Executive shall provide a Termination Notice to the Company.

(d) If the Executive’s employment by the Company shall be terminated pursuant to any of the provisions of this Article VII, then the Company shall be discharged from all of its obligations to the Executive under this Agreement upon the payment to the Executive of the amount set forth in the Section of this Article VII pursuant to which such termination of employment shall occur. The Executive’s sole and exclusive remedy for the termination of his employment by the Company prior to the expiration of the Term, regardless of whether such termination shall be initiated by the Company or the Executive, shall be the payment by the Company to the Executive of the amount set forth in the Section of this Article VII pursuant to which such termination shall occur.

7.2 Death of Executive. If during the Term the Executive shall die, then the employment of the Executive by the Company shall automatically terminate on the date of the Executive’s death. In such event, the Company shall be obligated to pay to the Executive’s estate or as otherwise directed by the Executive’s personal representative or executor, the Executive’s Salary and earned Warrants and Shares (subject to applicable payroll and/or other taxes required by law to be withheld) through the date of the Executive’s death.

7.3 Disability of Executive. If during the Term the Executive shall suffer any Disability, then the Company may terminate the Executive’s employment. In such event, the Company shall pay to the Executive or as otherwise directed by the Executive’s legal representative his Salary and earned Warrants and Shares (subject to applicable payroll and/or taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice.

7.4 Termination of Employment by Company.

(a) The Company may terminate the Executive’s employment at any time with Cause. In such event, the Company shall continue to pay to the Executive in the ordinary and normal course of its business his Salary and earned Warrants and Shares (subject to applicable payroll and/or other taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice.

(b) The Company may terminate the Executive’s employment at any time without Cause. In such event, (i) the Company shall continue to pay to the Executive in the ordinary and normal course of its business his Salary (subject to applicable payroll and/or other taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice and (ii) the Company shall continue to pay to the Executive a salary at the rate of One Hundred & Eighty Thousand Dollars ($180,000.00) per annum (subject to applicable payroll and/or other taxes required by law to be withheld) for a period of six months subsequent to the Termination Date set forth in the Termination Notice and (iii) all Warrants and Shares as defined in this Agreement shall vest on the Termination Date.

7.5 Termination of Employment by Executive. The Executive may terminate his employment at any time. In such event, the Company shall continue to pay to the Executive in the ordinary and normal course of its business his Salary and earned Warrants and Shares (subject to applicable payroll and/or other taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice.

ARTICLE VIII

Certain Covenants of the Executive

8.1 Certain Restrictive Covenants. The Executive covenants and agrees with the Company and each Affiliate of the Company as follows:

(a) He shall not at any time, directly or indirectly, for himself or for any other Person, approach, counsel, solicit, induce or attempt to approach, counsel, solicit or induce any Person employed or engaged by the Company or any Affiliate of the Company, whether such Person is a full-time employee, part-time employee or independent contractor, to terminate his, her or its employment or independent contractor relationship with the Company or any Affiliate of the Company.

(b) He shall not at any time, directly or indirectly, for himself or for any other Person employ, attempt to employ or enter into any contractual arrangement for employment with, engage, attempt to engage or enter into any contractual arrangement for the engagement of, any employee or former employee or independent contractor or former independent contractor of the Company or any Affiliate of the Company, unless such former employee or independent contractor shall not have been employed or engaged by the Company or any Affiliate of the Company for a period of at least one year.

(c) He shall not, while he is employed by the Company and for a period of one year from and after the date that his employment by the Company ceases or terminates for any reason, directly or indirectly, for himself or for any other Person:

(i) acquire or own in any manner any interest in, or loan any amount to, any Person which competes in any manner with the Company or any Affiliate of the Company anywhere in the Territory;

(ii) be employed by or serve as an employee, agent, officer, director or manager of, or as a consultant to, or as an independent contractor or salesperson for, any Person which competes in any manner with the Company or any Affiliate of the Company in the Territory;

(iii) solicit, attempt to solicit, market, sell or provide, or attempt to market, sell or provide, any goods or services to any customer of the Company or any Affiliate of the Company, other than on behalf of the Company or an Affiliate of the Company or unless any such customer has not been a customer of the Company or any Affiliate of the Company for a period of at least one year;

(iv) procure goods or services from any supplier or vendor of the Company or any Affiliate of the Company, other than on behalf of the Company or an Affiliate of the Company or unless any such supplier or vendor has not been a supplier or vendor to the Company or any Affiliate of the Company for a period of at least one year;

(v) compete in any manner with the Company or any of its Affiliates in the Territory; or

(vi) interfere with, disrupt, or attempt to interfere with or disrupt, any existing relationship, contractual or otherwise, between the Company or any Affiliate of the Company on the one hand, and any of the respective employees, independent contractors, customers, suppliers, vendors or other Persons with which any of the Company or its Affiliates has business relations or deals with on the other.

The foregoing provisions of this Section 8.1(c) shall not prevent the Executive from acquiring and owning not more than one percent of the equity securities of any Person whose securities are listed for trading on a national securities exchange or are regularly traded in the over-the-counter securities market.

8.2 Independent Agreements. The restrictive covenants set forth in Section 8.1 above (collectively, the “Restrictive Covenants”) shall be construed as agreements independent of any other provision contained in this Agreement, and the existence of any claim or cause of action, whether predicated upon this Agreement or otherwise, against the Company or any of its Affiliates shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any of the Restrictive Covenants. The Executive acknowledges that the Company has fully performed all obligations entitling it to the benefits of the Restrictive Covenants, and that the Restrictive Covenants, therefore, are not executory or otherwise subject to rejection under the Bankruptcy Code of 1978.

8.3 Reasonable Restraint. Each of the Company and the Executive acknowledges that each of the Restrictive Covenants is a reasonable and necessary restraint of trade and does not violate any applicable laws, rules or regulations, including without limitation the Sherman Antitrust Act, the Florida Antitrust Act or the common law. Each of the Company and the Executive acknowledges that the Company conducts its business activities on a worldwide basis and throughout the Territory. Each of the Company and the Executive acknowledges that each of the Restrictive Covenants is supported by valid and legitimate business interests, including without limitation the need to protect the Confidential Information and Trade Secrets (as such terms are hereinafter defined) of the Company and its Affiliates, and the need to protect the substantial relationships of the Company and its Affiliates with their respective employees and independent contractors, current and prospective customers, and current and prospective vendors, and that the period of restriction set forth in Section 8.1(c) above is essential to the full protection of each of such valid and legitimate business interests.

8.4 Severabilitv. Each of the Company and the Executive agrees that each of the Restrictive Covenants is reasonable and proper with respect to duration, geographical scope, and lines of business. If all or any portion of any of the Restrictive Covenants is held by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, then all or such portion of such Restrictive Covenants shall be considered divisible as to duration, geographical scope or lines of business, or may be otherwise narrowed so as to be enforceable. If a court of competent jurisdiction shall determine that a time period, a geographical area or a specified line of business is unreasonable, arbitrary or against public policy for any reason, then a shorter period, a smaller geographical area or a narrower line of business, as shall be determined by such court to be reasonable, non-arbitrary and not against public policy, may be enforced against the Executive by the Company.

8.5 Certain Policies. The Executive acknowledges that (a) he has been provided with a copy of the Company’s Policies Regarding Electronic Information Systems, Electronic Mail, Internet and Telephone and Other Communications (the “Policies”), (b) he has read the Policies, (c) he has had an opportunity ask questions of and to seek information regarding the Policies, (d) he understands the Policies and (e) he accepts, consents to and agrees to abide by the Policies.

8.6 Assignment of Works. The Executive assigns to the Company or its assigns all of the Executive’s right, title and interest in and to all developments, inventions and ideas made, conceived or reduced to practice solely or jointly by the Executive while engaging in activities within the scope of his employment by the Company, regardless of whether any of such developments, inventions and ideas qualify as intellectual property or were conceived or developed during business hours. The Executive acknowledges and agrees that all original works of authorship that are made with the scope of his employment by the Company and which can be legally protected are “works for hire” under applicable law. The Executive shall notify the Company of all developments, inventions and ideas and to take all actions necessary to enable the Company to seek legal protection for them.

ARTICLE IX

Confidential Information and Trade Secrets

9.1 Certain Definitions.

(a) “Confidential Information” includes information which (a) has been or is developed or is otherwise owned by the Company or any of its Affiliates, whether developed by the Company or an Affiliate of the Company or by any other Person, (b) is not readily available to the public and not generally ascertainable by proper means by the public, (c) if disclosed to the public, would be harmful to the interests of the Company or any Affiliate of the Company, (d) has limited disclosure within the Company or any Affiliate of the Company, or (e) is treated or designated by the Company or any Affiliate of the Company as being confidential. Confidential Information may consist of technical information, including without limitation inventions, formulas, compilations, computer programs, software, databases, methods, purchasing techniques and processes, sales techniques and processes, market data and pricing and discounting practices, as well as business information relating to the financial condition, financial arrangements, business plans or strategies (such as new products and services and plans for sales, marketing, purchasing, distribution, services or promotions), employee training materials, sales manuals, customer needs, contacts, accounts and the like, vendor or supplier lists, vendor or supplier needs, contacts, accounts and the like, personnel, payroll and financial data and records, and any and all data, information, plans, processes, procedures, methods and records of any kind or nature whatsoever, regardless of the form of storage medium and wherever located, related in any manner to the Company or any Affiliate of the Company or their respective businesses, operations or affairs or their respective members, managers, directors, officers, employees, agents or independent contractors.

(b) “Trade Secrets” include Confidential Information which is sufficiently secret to derive actual or potential economic value to the Company or an Affiliate of the Company from not being generally known to, and not being readily ascertainable by, the competitors of the Company or an Affiliate of the Company and other Persons (including without limitation the vendors, suppliers and customers of the Company or any Affiliate of the Company), which information gives, or has the potential of giving, the Company or any Affiliate of the Company an advantage over the competitors of the Company or any Affiliate of the Company or other Persons (including without limitation the vendors, suppliers and customers of the Company or any Affiliate of the Company) which can obtain economic value from the disclosure or use of the information and which information the Company or any Affiliate of the Company has taken, and will continue to take, reasonable steps to maintain as secret or confidential vis-a-vis its current and potential competitors and other Persons (including without limitation the Company’s vendors, suppliers and customers).

9.2 Ownership of Confidential Information and Trade Secrets. The Executive acknowledges that, in the course of his relationship with the Company, he has received, used, had access to and became familiar with, or in the future will receive, use, have access to and become familiar with, the Confidential Information and the Trade Secrets which are owned by the Company or by an Affiliate of the Company or which are or will be otherwise used in connection with the current or future business of the Company or an Affiliate of the Company. The Executive acknowledges and agrees that all such Confidential Information and Trade Secrets are and shall remain the sole and exclusive property of the Company or an Affiliate of the Company, as the case may be, and that the covenants set forth in Section 9.3 below are fair and reasonable.

9.3 Non-Disclosure. The Executive shall not, directly or indirectly, at any time disclose to any Person, or take or use for the purposes of any Person, other than the Company or its Affiliates, any Confidential Information or Trade Secrets. The Executive shall not, directly or indirectly, at any time copy or place any Confidential Information or Trade Secrets on to any personal computer or other data collection or storage device that is not owned by the Company or an Affiliate of the Company. The obligations of the Executive set forth in this Section 9.3 apply to, and are intended to prevent, the direct or indirect disclosure of any Confidential Information or Trade Secrets to Persons where such disclosure of the Confidential Information or the Trade Secrets would reasonably be considered to be useful to the competitors of the Company or any of its Affiliates or to any other Person to become a competitor based, in whole or in part, on such Confidential Information or Trade Secrets. Immediately upon the termination of the Executive’s employment by the Company for any reason, the Executive shall deliver to the Company all Confidential Information and Trade Secrets and all Company property then in his possession.

9.4 Independent Agreements. The covenants set forth in Section 9.3 above shall be construed as an agreement independent of any other provision contained in this Agreement, and the existence of any claim or cause of action, whether predicated upon this Agreement or otherwise, against the Company or any of its Affiliates shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any of such covenants. The Executive acknowledges that the Company has fully performed all obligations entitling it to the benefit of the covenants set forth in Section 9.3 above, and that such covenants, therefore, are not executory or otherwise subject to rejection under the Bankruptcy Code of 1978.

ARTICLE X

Remedies; Survival

10.1 Injunction; Specific Performance. It is recognized and acknowledged by each of the parties that a breach or violation by the Executive of any or all or the provisions contained in this Agreement will cause irreparable harm and damage to the Company and/or its Affiliates in a monetary amount which would be virtually impossible to ascertain. As a result, each of the parties recognizes and acknowledges that the Company and/or its Affiliates shall be entitled to the remedies of injunction and/or specific performance from any court of competent jurisdiction enjoining and restraining any breach or violation by the Executive of any or all of the provisions contained herein and/or requiring the specific performance of any or all of the provisions contained herein, and that such rights to injunction and specific performance shall be cumulative and in addition to whatever other rights and remedies the Company and/or its Affiliates may possess hereunder, at law and in equity.

10.2 Damages. Except as otherwise provided in Article VII above, nothing contained in this Agreement shall be construed to prevent either of the parties from seeking and recovering from the other party damages sustained by it, him or her as a result of the other party’s breach or violation of any or all of the provisions of this Agreement.

10.3 Survival. The provisions of Articles I, VIII, IX, X and XI of this Agreement shall survive indefinitely the expiration of the Term or the termination of the Executive’s employment prior to the expiration of the Term.

ARTICLE XI

Miscellaneous Provisions

11.1 Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the conflicts of law provisions thereof.

11.2 Notices. Any and all notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) two days after having been delivered to Federal Express, UPS or another recognized overnight courier or delivery service, (c) when delivered by facsimile transmission, provided that an original copy of such transmission shall be sent by first class mail, postage prepaid, or (d) five days after having been deposited into the United States mail, by registered or certified mail, return receipt requested, postage prepaid, to the respective parties at their respective addresses or to their respective facsimile telephone numbers, as follow:

If to the Company:	FreeCast, Inc.
6901 TPC Drive
Suite 200
Orlando, Florida 32822
Attention: Chief Executive Officer

If to the Executive:	Roy Labrador
806 W Francis Ave
Tampa, Florida 33602

or to such other address or facsimile telephone number as either party may from time to time give written notice of to the others pursuant to the foregoing provisions of this Section 11.2. It is specifically understood and agreed by the parties that any notice or other communication given by telephone, email, texting, tweeting or any other form or forms of communication not specifically permitted by subsections (a), (b), (c) or (d) of this Section 11.2 shall not be deemed to be properly delivered for purposes of this Agreement and shall, therefore, be ineffective.

11.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. Without limiting the generality of the immediately preceding sentence, the Initial Agreement is superseded hereby and the Initial Agreement shall be of no further force or effect. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties.

11.4 Benefits; Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, the parties hereto and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

11.5 Jurisdiction and Venue; Service of Process; Waiver of Trial by Jury. If any dispute, controversy, suit, action or proceeding shall arise between the parties, then such dispute, controversy, suit, action or proceeding may only be brought for resolution in the United States District Court for the Middle District of Florida, Orlando Division, or in the Judicial Circuit Court in and for Orange County, Florida. Each of the parties consents to the jurisdiction and venue of such courts, and agrees that it or he shall not contest or challenge the jurisdiction or venue of such courts. Each of the parties agrees that service of any process, summons, notice or document, by United States registered or certified mail, to its or her address set forth in or as provided herein shall be effective service of process for any suit, action or proceeding brought against it or him in any such court. In recognition of the fact that the issues which would arise under this Agreement are of such a complex nature that they could not be properly tried before a jury, each of the parties waives trial by jury.

11.6 No Waivers. The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation. The waiver by either party to exercise any right or remedy it or he may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

11.7 Third Party Beneficiaries. The Executive acknowledges and agrees that each and every present and future Affiliate of the Company shall be entitled, as a third party beneficiary, to the rights and benefits of the representations, warranties, covenants and agreements of the Executive set forth in this Agreement. Nothing contained in this Section 11.7 shall prohibit the modification of this Agreement by the Company and the Executive in accordance with the provisions hereof.

11.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

11.9 Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first written above.

FreeCast, Inc.

By:

/s/William A. Mobley	/s/ Roy Labrador
William A. Mobley, Jr.,	Roy Labrador
Chief Executive Officer	Executive
Date: ______________	Date:_______________